Exhibit 3.2

[STATE OF CALIFORNIA SEAL]

[OFFICE OF THE SECRETARY OF STATE SEAL]

SECRETARY OF STATE

        I, Kevin Shelley, Secretary of State of the State of California, hereby certify:

        The the attached transcript of 2 page(s) has been compared with the record on file in this office, of which it purports to be a copy, and that it is full, true and correct.

IN WITNESS WHEREOF, I execute this certificate and affix the Great Seal of the State of California this day of
[STATE OF CALIFORNIA SEAL]	DEC 21 2004 /s/ KEVIN SHELLEY Secretary of State

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

FASTCLICK.COM, INC.

ENDORSED — FILED In the office of the Secretary of State of the State of California DEC 20 2004 KEVIN SHELLEY Secretary of State

KURT JOHNSON and FRED KRUPICA hereby certify that:

        1.     They are the President and the Secretary, respectively, of FASTCLICK.COM, INC., a California corporation (the "Corporation").

        2.     Article I of the Amended and Restated Articles of Incorporation of the Corporation is amended to read as follows:

          "The name of this corporation is Fastclick, Inc."

        3.     The foregoing Certificate of Amendment of Amended and Restated Articles of Incorporation has been duly approved by the unanimous written consent of the Board of Directors of this Corporation.

        4.     The foregoing Certificate has been duly approved by the required vote of the shareholders of this Corporation in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of Common Stock of the Corporation is 612,044 shares. The total number of outstanding shares of Series A Preferred Stock of the Corporation is 2,131,285. The number of shares in favor of the Certificate of Amendment of Amended and Restated Articles of Incorporation equaled or exceeded the vote required. The percentage of votes required was more than fifty percent (50%) of the Common Stock and more than sixty-six percent (66.6%) of the Series A Preferred Stock.

        We further declare, under penalty of perjury, under the laws of the State of California, that the matters set forth in this Certificate are true and correct of our own knowledge.

Date:	12/17/04
/s/ KURT JOHNSON KURT JOHNSON, President

/s/ FRED KRUPICA FRED KRUPICA Secretary

        [OFFICE OF THE SECRETARY OF STATE SEAL]